The Prudential Insurance Company of America

The Prudential Variable Contract Real Property Account
Supplement dated February 19, 2021 to the
Prospectus dated May 1, 2020

This supplement provides important information regarding an investment option under your variable life insurance or variable annuity contract (“Contract”), The Prudential Variable Contract Real Property Account (the “Real Property Account”).

Notification of Closure of Real Property Account

Effective February 22, 2021, the Real Property Account will close to additional investments. No additional investments in the Real Property Account, including through transfers and automatic programs such as dollar cost averaging and rebalancing, can be made after February 21, 2021.

If you have any questions, please call one of our customer service offices. For Individual Life Insurance Contract owners, please call (800) 778-2255, Monday through Friday from 8:00a.m. to 8:00p.m. Eastern Time. For Annuity Contract owners, please call (888) PRU-2888 Monday through Thursday 8:00a.m. to 7:00p.m. and Friday 8:00a.m. to 6:00p.m.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if the prospectus and this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.